**Scott Wolinsky**
**10 Connemara Court**
**Sewell, NJ 08080**

American International Industries, Inc.
Attn.: Board of Directors
601 Cien Street, Suite 235
Kemah, Texas 77565

March 7, 2013

RE: Resignation

Gentlemen,

Please accept my resignation as director of American International Industries, Inc., effective March 7, 2013.

Respectively submitted,

Scott Wolinsky